Exhibit 16.1a

July 23, 2012

Office of the Chief Accountant

Securities and Exchange Commission

100F Street, NE

Washington, D.C. 20549

Commissioners:

We have read the statements made by Why USA Financial Group, Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K/A, as part of the Form 8-K/A of Why USA Financial Group, Inc. dated July 23, 2012. We agree with the statements concerning our Firm in such Form 8-K/A. We have no basis to agree or disagree with any other statements made under Item 4.01.

Sincerely,

/s/ PKF

PKF

Certified Public Accountants

A Professional Corporation

San Diego, California